Exhibit 10.29

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Letter of Intent

November 23, 2020

Mr. Pierre Fillon President

Automobile Club de l’Ouest

Dear Mr. Fillon:

This binding letter of intent sets forth the basic terms and conditions under which Motorsport Games US, LLC, a fully owned subsidiary of Motorsport Network, LLC, (“MSG”) and Automobile Club de l’Ouest (“ACO”) (together, the “Parties”) will amend the Joint Venture Agreement (the “JV Agreement”) entered into between the Parties on March 15, 2019, with respect to Le Mans Esports Series Ltd. (the “JV”), and will enter into a License Agreement under which the ACO will grant to the JV certain rights to develop, promote, and create video games based on the FIA World Endurance Championship and the 24 Hours of Le Mans (the “Licensed Rights”), and to promote and run an Esports events business based on the Licensed Rights. The parties agree to use their reasonable efforts to execute such Amendment to JV Agreement and License Agreement within 60 days of the execution of this binding letter of intent.

1.	Amendment to Le Mans Esports Series Ltd JV Agreement

a.	The primary object of the JV will be revised to include both (i) the promotion and running of an Esports program based on the Licensed Rights; arid (ii) the development and publishing of video games based on the Licensed Rights.

b.	One ACO-appointed board member will be removed, and an additional MSG-appointed board member will be appointed so that the composition of the board includes three (3) MSG-appointed board members and two (2) ACO-appointed board members.

c.	As a result of the additional contributions to be made by MSG as set forth herein, the shareholdings of the JV shall be amended and ACO shall transfer to MSG as soon as possible six (6) of its shares (the “Share Transfer”) so that upon completion of such Share Transfer, ACO holds a 49% ownership share in the JV and MSG holds a 51% ownership share in the JV.

d.	The parties will amend the Articles of Association of the JV so as to establish the following priorities for the distribution of profits:

i.	MSG will first recoup the funding and Royalty Payments as set forth herein;

ii.	After MSG has recouped its additional capital contribution, the next One Million Six Hundred Thousand Euros (€1,600,000) will be distributed to the parties in accordance with the shareholdings of the JV Agreement, which for the avoidance of doubt shall be 55% to ACO and 45% to MSG; and

iii.	After the parties have recouped their pro rata share in accordance with clauses (i) and (ii) above, any further profits will be distributed in such proportions so that MSG receives Fifty-One percent (51%) and ACO receives Forty-Nine percent (49%) of such profits.

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e.	The current reference to the separate license agreement between the parties to be revised to reflect the following:

i.	In consideration of the investments which ACO and MSG have made to the JV, ACO will grant to the JV an exclusive license to use the Licensed Rights for promotion of and running of an Esports program replicating races of the FIA World Endurance Championship and the 24 Hours of Le Mans on an electronic gaming platform. The term of the license shall be for a period of ten (10) years beginning from the date of execution of the License Agreement, subject to the continuation of ACO’s license agreement with the FIA under which ACO is granted the right to exclusively promote the FIA World Endurance Championship and the 24 Hours of Le Mans (the “Promotional Right”), and shall automatically renew for an additional term unless NCO provides written notice to the JV of its intent not to renew no less than one hundred and eighty (180) days prior to the end of the term. In the event the Promotional Right is terminated, ACO shall provide written notice to the JV and the parties will meet to discuss an amicable solution. The license will include the right to acquire and use in-game photography from the Esports events and to design, manufacture and distribute merchandise related to the Esports events.

ii.	In consideration of (i) funding by MSG of the capital necessary for the development of video games based on the FIA World Endurance Championship and the 24 Hours of Le Mans, which for the avoidance of doubt, shall include but not be limited to the official 24 Hours of Le Mans and the Circuit des 24 Heures du Mans, also known as the Circuit de la Sarthe, such capital investment not to exceed an amount of [***], and (ii) the payment to ACO by MSG of an annual fee of [***], (the “Royalty Payment”), the first payment be made no later than sixty (60) days following the launch of the first video game product, and subsequent payments to be made no later than sixty (60) days following each anniversary thereof for the term of the license, the ACO shall grant to the JV an exclusive license to use the Licensed Rights for the development, promotion, advertising, distribution and packaging of video gaming products, including but not limited to simulation-style video gaming products and mobile video gaming products. The license shall include the right to use the video gaming products as the platform for conducting and administering the Esports program(s), including without limitation, the promotion, advertising and commercialization thereof, and shall also include the right to acquire and use in-game photography and to design, manufacture and distribute merchandise related to the video games and related Esports events. The term of the license shall be a period of ten (10) years beginning from the date of execution of the License Agreement, subject to the continuation of ACO’s license agreement with the FIA under which ACO is granted the right to exclusively promote the FIA World Endurance Championship and the 24 Hours of Le Mans (the “Promotional Right”), and shall automatically renew for an additional term unless ACO provides written notice to the JV of its intent not to renew no less than one hundred and eighty (180) days prior to the end of the term. Upon delivery of such written notice of ACO’s intent not to renew, the JV shall for a period of eighteen (18) months (the “Sell Off Period”), have the right to dispose of all stocks of products in its possession or control and all products in the course of manufacture at the date of delivery of such notice. In the event the Promotional Right is terminated, ACO shall provide written notice to the JV and the parties will meet to discuss an amicable solution.

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f.	Repayment of the funding of up to [***] by MSG will be made only by recoupment via profits of the JV, and in no event will ACO bear the risk for repayment of this funding.

g.	Article 9 of the JV Agreement shall be amended to allow either Shareholder to transfer or otherwise dispose of its interest in all or any of the Shares held by it subject to certain restrictions, including but not limited mutual Preemption and Tag Along rights.

h.	Article 16 of the JV Agreement shall be amended to reflect that ownership of the intellectual property related to the video gaming products shall be assigned to the and that ownership of intellectual property related to the 24 Hours of Le Mans Virtual program will remain the property of ACO, provided however that such intellectual property related to the 24 Hours of Le Mans Virtual program will be subject to the terms of the License Agreement between the parties.

i.	Minority shareholder rights shall be specified and reinforced by:

i.	Requiring the approval of the ACO-appointed board member before proceeding with the following matters; however, should the ACO-appointed board member fail to either approve or disapprove within fifteen (15) calendar days from the date such approval is requested, the matter shall be considered approved:

1.	Increase of company debts, other than for emergencies that require urgent financing, which for example shall include the JV’s compliance with law, current debt service, or protection of the JV’s assets;

2.	Other than strictly pursuant to the priorities for distribution of profits set forth in clause 1(d) above, any payment of dividends and distribution of profits;

3.	Creation and development of new products;

4.	Approval of budget and expenses (other than those expenses covered by MSG’s capital investment as described in clause 1(e)(ii), above); provided; however, that if the ACO-appointed board member does not approve any new budget, the then-current budget will remain in effect until such time that approval is granted;

5.	Decisions concerning the 24 Hours of Le Mans Virtual program. Granting ACO the right to audit the accounts of the JV at any time.

j.	MSG shall warrant to ACO that in the event that the board of directors of the JV determines that the JV has no sufficient cash or working capital available for the development of future games and that additional funding is required, MSG shall provide such additional funding via a short term zero interest loan to the Company, to be repaid when such additional funding is no longer required, as determined by the board of directors using the same methodology used for the quantification of the additional funding requirement, such repayment to be made as a priority distribution of the JV’s profits.

k.	Article 14.3 of the JV Agreement will be modified to specify that any funding provided by MSG for the purpose of development of the game shall not be considered a Shareholder debt, and thus the status of repayment of these loans will not be considered an Event of Default as defined therein for the purpose triggering the Call Option,

l.	The Parties will jointly appoint an individual to serve as CEO of the JV.

2.	License Agreement

a.	The License will include the rights and terms as set forth in clauses 1(e)(i) and 1(e)(ii) above.

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b.	The License Agreement will include, amongst other standard representations and warranties, representations and warranties regarding the ACO’s ability to grant the Licensed Rights for the purposes described herein.

c.	In addition to other rights of ACO regarding quality control, the License Agreement will include certain provisions protecting the ACO, including but not limited to:

i.	Requirement that track designs and racing lines will be respected so as to preserve authenticity;

ii.	Requirement that with respect to in-game commercial opportunities, priority shall be given to ACO partners such as Michelin, Total, Rolex, and other partners as identified by ACO from time to time:,

iii.	Requirement that video game and Esport sporting regulations resemble the real-life sporting regulations as closely as possible, notwithstanding that MSG may develop certain game modes that vary from such real-life sporting regulations as long as the game maintains the spirit and authenticity of the FIA World Endurance Championship and the 24 Hours of Le Mans; and

d.	Mutual exclusivity with regard to video game products and esports events based on the 24 Hours of Le Mans.

e.	The License will include a Right of First Refusal of MSG to block future licenses to use The Circuit des 24 Heures du Mans, also known as Circuit de la Sarthe, in or in connection with other video game products by matching any bona fide offer from a prospective third-party licensee. This right of first refusal would include but not be limited to those licenses up for renewal with current licensees. Should MSG refuse the right to match the prospective third-party licensee, ACO would of course be free to proceed with such bona fide offer and grant the licensee to the third-party licensee.

3.	Governing Law and Right to Disclose

a.	This binding letter of intent, for all purposes, shall be construed in accordance with the laws of England and Wales,

b.	The Parties hereby agree that, notwithstanding anything to the contrary contained in the JV Agreement or otherwise, each Party and/or its affiliate may make the disclosures required on such Party or its affiliates as required by the applicable U.S. federal and/or state securities laws, rules and regulations.

IN WITNESS WHEREOF, the Parties have executed this binding Letter of Intent

AUTOMOBILE CLUB DE L’OUEST

/s/ Pierre Fillon
Pierre Fillon, President
Date:	24 November 2020

MOTORSPORT GAMING US LLC

/s/ Dmitry Kozko
Dmitry Kozko, CEO
Date:	11/24/2020

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